SHAREHOLDER MEETING (Unaudited)

On May 3, 2002, a special shareholder meeting was held at which the four Trustees identified below were elected and the selection of KPMG LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning November 1, 2001 was ratified (Proposal No. 1) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

NOMINEE/PROPOSAL                    FOR                       WITHHELD                  TOTAL

TRUSTEES

Phillip A. Griffiths                23,421,956.195            343,067.220               23,765,023.415
Elizabeth B. Moynihan               23,419,603.023            345,420.392               23,765,023.415
John V. Murphy                      23,412,930.232            352,093.183               23,765,023.415
Donald W. Spiro                     23,419,649.221            345,374.194               23,765,023.415


                                    FOR                       AGAINST                   ABSTAIN                    TOTAL
PROPOSAL NO. 1                      23,444,589.154            145,000.819               175,433.442                23,765,023.415
